Exhibit 10.25

EMPLOYMENT AGREEMENT

This Employment Agreement, Dated as of the Effective Date of Merger (as Merger is defined in Section 1.01 below), between Propell Corporation, a Delaware Corporation (“Company”) with its principal place of business located at 7703 Kingspointe Parkway, Suite 300, Orlando, Florida 32819, and Steven Rhodes (“Employee”) with a residence at 2120 Hidden Pine Lane, Apopka, FL 32712 steve@crystalmagic.com and fax #(407)-8 86-6306], in consideration of the mutual promises made herein, recites and provides as follows:

WHEREAS, Company desires to retain the services of Employee on the terms and conditions set forth herein; and

WHEREAS, Employee desires to be employed by the Company on the terms and conditions set forth herein;

NOW, THERE FORE, in consideration of the foregoing premises and the mutual covenants herein contained, Company and Employee agree as follows:

ARTICLE 1. TERM OF EMPLOYMENT

Specified Period

1.01     Company employs Employee and Employee accepts employment with Company for a period of three (3) years (36 months) beginning on the Effective Date of the Merger of Company with Crystal Magic, Inc., and Mountain Capital d/b/a Arrow Media Solutions (currently expected to occur in April 2008), and terminating on the same date in 2011. If the parties do not execute a new written agreement upon expiration of this Agreement, the employment of Employee shall continue on an at-will basis.

“Employment Term” Defined

1.02     “Employment Term” refers to the entire period of employment of Employee by Company, whether for the periods provided above, or whether terminated earlier as hereinafter provided or extended by mutual agreement between Company and Employee.

ARTICLE 2. DUTIES AND OBLIGATIONS OF EMPLOYEE

General Duties

2.01     Employee shall serve as the Chief Financial Officer (CFO) of Propell Corporation as well as President of its Crystal Magic subsidiary. In his capacity as CFO of Propell Corporation, Employee shall do and perform all services, acts, or things necessary or advisable as CFO of Propell Corporation, and such other roles of similar responsibility as the Company may see fit; provided however that the roles and responsibilities assigned shall be executive in nature and scope. Employee shall be based in Company’s Orlando, Florida office. Any change or relocation of the Orlando, Florida office, further than fifty (50) miles, shall be considered “relocation” pursuant to Section 7.02 (c) below.

Board of Directors

2.02     Employee shall also serve on the Board of Directors of Company. Any involuntary removal of Employee from the Board of Directors shall allow Employee to terminate this Agreement “For Good Reason” pursuant to Section 7.02 below.

Outside Employment

2.03     Employee shall not engage in outside employment that interferes with any of his duties under this Agreement.

Competitive Activities

2.04     During the term of this contract Employee shall not, directly or indirectly, either as an employee, company consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any business that is in competition with the business of Company and/or its subsidiaries. Employee shall not be precluded from engaging in investment activities of a person al nature. Employee shall not be precluded from accepting Board of Directors positions with other for profit business entities not in competition with the Company, so long as Employee obtains the written permission from the Board of Directors, which written permission shall not be unreasonably withheld.

Adherence to Rules

2.05     Employee, at all times during the performance of this Agreement, shall strictly adhere to and obey all the rules and regulations now in effect or as subsequently modified governing the conduct of employees of Company and its subsidiaries, to the extent that those rules and regulations are approved by the Board of Directors and are not inconsistent with Employee’s rights and obligations under this Agreement. In the event that any rule or regulation conflicts with this Agreement, this Agreement shall control.

ARTICLE 3. COMPENSATION OF EMPLOYEE

Annual Salary

3.01     (a) As compensation for the services to be performed hereunder, Employee shall receive a salary at the rate of One Hundred and Sixty Thousand Dollars

($160,000.00) per annum, payable in equal installments on a bi-weekly basis.

(b) Employee shall receive such annual increases in salary, if any, as may be determined by Company’s Board of Directors, in its sole discretion.

Discretionary Bonus

3.02     In addition to the Employee’s Annual Salary, the Board of Directors of Company may, in its sole discretion, award to Employee bonus(es) in an amount, if any, in the Board’s sole discretion

Stock

3.03     Company hereby grants to Employee an option to purchase, One Hundred Thousand (100,000) shares of common stock of the Company at the purchase/exercise price as set forth below and pursuant to the terms of the Propell Corporation 2008 Stock Option Plan (“SOP”), a copy of which shall be given to Employee. It is the intent that both the SOP and the grant to Employee of Options shall be approved at the first Board of Directors meeting after the Merger.

(a)         This Option may be exercised only with respect to the portion of stock that is vested in Employee. Except as set forth in Section 3.03(b) below, Employee’s right to exercise this option shall be vested in annual increments beginning with the first anniversary date of Employee’s employment according to the following vesting schedule:

(i)  On the first anniversary date of Employee’s employment, 12/3 6ths of the Option shares shall vest; and

(ii)  On the second anniversary date of Employee’s employment, an additional 12/36 ths of Option shares shall vest; and

(iii) On the third anniversary date of Employee’s employment, the remaining 12/36th of the Option shares shall vest.

(b)         Notwithstanding the above, after the first anniversary date of Employee’s employment, in the event (i) Employee is terminated without Cause, (ii) Employee terminates for Good Reason or (iii) the Employment Term ends without renewal or extension, Employee shall be entitled to additional vesting in the amount of 1/36 th for each month of employment completed after the most recent anniversary date of employment. In such event, Employee shall have ninety (90) days after the date of termination or non- renewal or extension in which to purchase/exercise any such Option(s).

(c)         The purchase price shall be the fair market value of the Company’s common stock as determined by the first Five Hundred Thousand Dollars ($500,000) in capital invested after the Merger is effective.

(d)         This Option is not assignable and may only be exercised by Employee during the term of employment under this Agreement except as set forth above in Section 3.03(b).

Vacation

3.04     During the Employment Term, Employee shall be entitled to fifteen (15) days paid vacation per year, which may be used in accordance with the policies, programs and practices of Company, which are in effect generally from time to time with respect to other peer executives of Company.

Employee’s Sick Leave

3.05     During the Employment Term, Employee shall be entitled to paid sick leave in accordance with the policies, programs and practices of Company which are in effect with respect to other peer executives of Company.

Savings and Retirement Plans

3.06     During the Employment Term, Employee shall be entitled to participate in all savings and retirement plans to the extent applicable generally to other peer executives of Company, including any 401(k) plan maintained by Company, if any.

Benefit Plans

3.07     During the Employment Term, the Employee and/or the Employee’s family and dependents, as the case may be, shall be eligible for participation in and shall receive all benefits under all welfare benefit plans provided by Company (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, and accidental death and travel accident insurance plans) to the extent applicable generally to other peer executives of Company.

ARTICLE 4. BUSINESS EXPENSES

Travel, Entertainment, and Other Expenses

4.01     It is recognized and agreed by the Parties to this Agreement that in connection with the services to be performed for Company, Employee will be obliged to expend money for travel, entertainment of customers, gifts, and similar business expenses. Employee is authorized to incur reasonable business expenses for promoting the business of Company, in accordance with the policies, practices and procedures of Company.

Reimbursement of Business Expenses

4.02     (a)  Company shall promptly reimburse Employee for all reasonable business expenses incurred by Employee in connection with the business of Company.

            (b)  Each such expenditure shall be reimbursable only if it is of a nature qualifying it as a proper deduction on the federal and state income tax return of Company.

            (c)  Each such expenditure shall be reimbursable only if Employee furnishes to Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of each such expenditure as an income tax deduction.

ARTICLE 5. PROPERTY RIGHTS OF THE PARTIES
TRADE SECRETS / CONFIDENTIAL INFORMATION

Confidential Information

5.01     As used in this Agreement “Confidential Information” includes, without limitation, [design information, manufacturing information, business, financial, and technical information, sales and processing information, product information, customers, customer lists, vendors, vendor lists, pricing information, corporation and personal business contact and relationships, corporation and personal business opportunities, software, computer disks or files, or any other electronic information of any kind, Rolodex cards or other lists of names, addresses or telephone numbers, financial information, projects, potential projects, current projects, projects in development and future projects, forecasts, plans, contracts, releases, and other documents, materials or writings that belong to Company, including those which are prepared or created by Employee or come into the possession of Employee by any means or manner and which relate directly or indirectly to Company, and each of its owners, predecessors, successors, subsidiaries, affiliates, and all of its shareholders, directors and officers (all of the above collectively referred to as “Confidential Information”). Confidential Information includes information developed by Employee in the course of Employee’s services for Company for the benefit of Company, as well as other Confidential Information to which Employee may have access in connection with Employee’s services. Confidential Information also includes the confidential information of other individuals or entities with which Company has a business relationship.

Duty of Confidentiality

5.02     Employee will maintain in confidence and will not, directly or indirectly, disclose or use (or allow others working with Employee to disclose or use), either during the term of this Agreement and for a period of one (1) year after termination of Employee’s employment, any Confidential Information belonging to Company, whether in oral, written, electronic or permanent form, except solely to the extent necessary to perform services on behalf of Company prior to its termination, Employee shall deliver forthwith possession or control belonging to Company and all tangible items embodying or containing Confidential Information.

Documents, Records, Etc.

5.03     All documents, records, data, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Employee by Company or produced by Employee in connection with Employee’s services will be and remain the sole property of Company. Employee will return to Company forthwith all such materials and property upon the termination of this Agreement or sooner if requested by Company.

Assignment of Rights

5.04     Employee shall make full and prompt disclosure to Company of any and all designs, intellectual property, software, inventions, discoveries, or improvements (individually and collectively, “Inventions”) made by Employee as a result or product of her employment relationship with Company. Employee hereby assigns to Company without additional compensation the entire worldwide right, title and interest in and to such Inventions, and related intellectual property rights and without limitation all copyrights, copyright renewals or reversions, trademarks, trade names, trade dress rights, industrial design, industrial model, inventions, priority rights, patent rights, patent applications, patents, design patents and any other rights or protections in connection therewith or related thereto, for exploitation in any form or medium, of any kind or nature whatsoever, whether now known or hereafter devised. To the extent that any work created by Employee can be a work for hire pursuant to U.S. Copyright Law, the parties deem such work a “work for hire” and Employee should be considered the author thereof. Employee shall, at the request of Company, without additional compensation, from time to time execute, acknowledge and deliver to Company such instruments and documents as Company may require to perfect, transfer and vest in Company the entire rights, title and interest in and to such inventions. In the event that Employee does not timely perform such obligations, Employee shall cooperate with Company upon Company’s request and at Company’s cost but without additional compensation in the preparation and prosecution of patent, trademark, industrial design and model, and copyright applications worldwide for protection of rights to any Inventions.

Injunctive Relief

5.05     Employee acknowledges that a violation or attempted violation on Employee’s part of any agreement in this Article 5 will cause irreparable damage to Company, and accordingly, Employee agrees that Company shall be entitled as a matter of right to an injunction from any court of competent jurisdiction restraining any violation or further violation of such agreement by Employee; such right to an injunction, however, shall be cumulative and in addition to whatever other remedies that Company may have. Terms and agreements set forth in this Section 5 shall survive the expiration of the term of this Agreement.

Disclosure of Information to Others

5.06    Employee shall not divulge any Confidential Information to anyone outside Company without obtaining both Company’s prior written consent and the disclosee’s signed written confidentiality agreement as approved by Company.

ARTICLE 6. OBLIGATIONS OF COMPANY

Indemnification of Losses of Employee

6.01     Company shall indemnify and defend and hold harmless Employee for all necessary expenditures, losses or claims incurred by Employee in direct consequence of the discharge of his duties.

ARTICLE 7. TERMINATION

By Company For Cause

7.01     (a) Company may terminate Employee’s employment during the Employment Term for Cause. For purposes of this Agreement, “Cause” shall mean (i) the conviction of Employee for committing an act of fraud, embezzlement, theft or other act constituting an economic crime or the guilty or nolo contendere pleas of Employee to such a crime; or (ii) fraudulent conduct or an act of dishonesty or breach of trust on the part of Employee in connection with Company’s business.; or (iii) breach of the confidentiality or noncompetition provisions of this agreement.

By Company Without Cause

(b)  Company may terminate Employee’s employment at any time without cause.

By Company Upon Employee’s Death or Disability

            (c)  Employee’s employment shall terminate automatically upon Employee’s death or upon a good faith determination by Company that Employee is disabled. Company will deem Employee disabled if and when, in the good faith judgment of Company, Employee is unable to perform the material functions of Employee’s job, even with reasonable accommodation, for a total of ninety (90) days out of any six (6) month period.

Termination By Employee For Good Reason

7.02     Employee may terminate his employment with Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, in the absence of the consent of Employee, a reasonable determination by Employee that any of the following has occurred:

(a)  the assignment to Employee of any duties inconsistent in any material respect with Employee’s position (including titles and reporting requirements, authority, duties or responsibilities as contemplated by Section 2.01 of this Agreement), or any other action by Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated and insubstantial action not taken in bad faith and which is remedied by Company promptly after receipt of notice thereof given by Employee; or

(b)  any failure by Company to comply with any of its obligations under this Agreement applicable to it, other than any isolated and insubstantial failure not occurring in bad faith and which is remedied promptly after notice thereof from Employee; or

(c)  Relocation, unless such relocation is mutually agreed upon in writing; or

(d)  Employee’s involuntary removal from the Board of Directors of the Company.

ARTICLE 8. OBLIGATION OF COMPANY
UPON TERMINATION

Termination For Cause

8.01     If Employee’s employment shall be terminated for Cause, this Agreement shall terminate without any further obligation to Employee whatsoever, other than any obligation as set forth herein or that may be required by law.

Termination By Company Without Cause;
Termination By Employee For Good Reason

8.02     In the event Company terminates Employee’s employment during the Employment Term without cause, or Employee terminates his employment for Good Reason, then Company shall pay or provide to Employee the following:

(a)  Company shall pay to Employee, within thirty (30) days after the Date of Termination, any accrued Annual Base Salary, bonuses that have been declared, vacation pay, expense reimbursement and any other entitlements accrued by Employee under Article 3 above, to the extent not theretofore paid (the sum of these amounts shall hereinafter by referred to as the “Accrued Obligations”).

(b)  Company shall continue to pay to Employee, in regular bi-weekly installments, Employee’s Annual Salary under this Agreement for six (6) months. However, if the employment of Employee becomes at-will, Company will continue to pay to Employee, in regular bi-weekly installments, Employee’s Annual Salary under this Agreement for the duration of six (6) months.

(c)  Company shall continue to provide and pay for benefits to Employee and/or Employee’s family and dependents at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies which are generally applicable to peer executives, for three months. If Employee commences employment with another employer and is eligible to receive medical or other welfare benefits under another employer-provider plan, the medical and other welfare benefits to be provided by Company as described herein shall terminate.

Upon Death of Employee

8.03     If Employee’s employment is terminated by reason of Employee’s death during the Employment Term, this Agreement shall terminate without payment of any Accrued Obligations (which shall be paid to Employee’s estate or beneficiary, as applicable, in a lump sum in cash within thirty (30) days of the Date of Termination, and the timely payment or provision of all welfare benefit plans.

Upon Disability of Employee

8.04     If Employee’s employment shall be terminated by reason of Employee’s Disability during the Employment Term, this Agreement shall terminate without further obligation to Employee, other than for payment of any Accrued Obligations (which shall be paid to Employee in a lump sum in cash within 30 days of the Date of Termination, and the timely payment or provision of all welfare benefit plans.

Refinance of Employee-Guaranteed Debt

8.05     Notwithstanding anything to the contrary herein, in the event that (i) Employee is terminated without Cause or (ii) terminates his employment for Good Reason, or (iii) after the end of the initial Employment Term hereunder, is terminated or terminates for any reason or no reason other than Cause; then Company shall use its Best Efforts (as defined under California law) to, within six (6) months of such termination or, shall, no later than within twelve (12) months of such termination refinance any debt of the Company or any of its subsidiaries or affiliates, whether such debt was incurred before or after the merger, and thereby obtain the release of Employ ee and his spouse from any guaranty of any debt of the Company or its subsidiaries and the release of any security, comprised of Employee’s or Employee’s and his spouse’s real or personal property, for that debt.

ARTICLE 9. POST TERMINATION

Non Solicitation of Customers

9.01     For a period of One (1) year immediately following the termination of Employee’s employment with Company, Employee shall not directly or indirectly make known to any person, firm, corporation, etc., solicit any of the customers of Company of whom Employee called or with whom Employee became acquainted during Employee’s employment with Company, either for himself or for any other person, firm, corporation, etc.

Non Solicitation of Employees of Company

9.02     For a period of One (1) year immediately following the termination of Employee’s employment with Company, Employee shall not directly or indirectly solicit, recruit, or encourage any other employee of Company or any of its related entities, subsidiaries, to leave the employment of Company or work for any person or entity that is in competition with Company, or its subsidiaries.

Non-Competition

9.03     To the extent allowed by law, for a period of One (1) year immediately following the termination of Employee’s employment with Company, Employee agrees that Employee will not directly or indirectly, in any capacity, compete or attempt to compete with the business of Company or any of its subsidiaries, whether by taking employment with a competitor, consulting to a competitor, as an owner of a business entity competing with Company, or otherwise.

ARTICLE 10. GENERAL PROVISIONS

Notices

10.01   Any notice to be given hereunder by either party to the other shall be in writing and may be transmitted by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested. Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, accompanied by courtesy e-mails and faxes to the e-mail addresses and fax numbers set forth in the introductory paragraph of this Agreement, but each party may change that address and/or email address and/or fax number by written notice in accordance with this section. Notices delivered personally shall be deemed communicated as of the date of actual receipt; mailed notices shall be deemed communicated as of three (3) days after the date of mailing.

Dispute Resolution

10.02   Jurisdiction and venue for any claim, dispute or other controversy of any type or nature whatsoever arising out of or relating to this Agreement shall lie exclusively in the Circuit Court of the Ninth Judicial Circuit of Florida in and for Orange County, Florida, Complex Business Litigation Division. Employee and Company expressly waive any and all objections to personal jurisdiction and venue in the courts of Florida and in the Circuit Court of Orange County, Florida including without limitation any claim of inconvenient forum. In any action brought by the Company or Employee arising out of or relating to this Agreement, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs of the action, including attorneys’ fees and costs of any appeal.

Entire Agreement

10.03   This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by Company and contains all of the covenants and agreements between the parties with respect to that employment in any manner whatsoever. Each Party to this agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, with respect to the employment of Employee, which are not embodied herein, and that no other Agreement, statement, or promise not contained in this Agreement shall be valid or binding on either party. Any modification of this Agreement will be effective only if it is in writing signed by the party to be charged.

Partial Invalidity

10.04   If any provision in this agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions shall nevertheless continue in full force without being impaired or invalidated in any way.

Law Governing Agreement

10.05  This agreement shall be governed by and constructed in accordance with the laws of the State of Florida.

Payment of Sums Due Deceased Employee

10.06  If Employee dies prior to the expiration of the term of his employment, any moneys that may be due him from Company under this agreement as of the date of death shall be paid to Employee’s executors, administrators, heirs, personal representatives, successors, and assigns.

IN WITNESS WHEREOF, the Parties so agree:

COMPANY:                                                                    EMPLOYEE:

Propell Corporation

By:	/s/ Edward L. Bernstein	/s/ Steve Rhodes
	Edward L. Bernstein	Steve Rhodes
President and CEO